EXHIBIT NO. 99.(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 40 to Registration Statement No. 33-7637 on Form N-1A of our report dated January 16, 2008 relating to the financial statements and financial highlights of MFS Growth Fund (formerly known as MFS Emerging Growth Fund), appearing in the Annual Report on Form N-CSR of MFS Series Trust II for the year ended November 30, 2007, and to the references to us under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm and Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

DELOITTE & TOUCHE LLP
Deloitte & Touche LLP

Boston, Massachusetts March 26, 2008